Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

 NOMADAR CORP

Nomadar Corp, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Nomadar Corp.

2. The Amended and Restated Certification of Incorporation of the Corporation, as amended, is hereby amended by replacing Article IV, Section A in its entirety with the following:

A.	Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock,” and “Preferred Stock.” The Class A Common Stock and Class B Common Stock are collectively referred to as the “Common Stock.” The total number of shares of capital stock which the Corporation is authorized to issue is 100,000,000 shares. 80,000,000 shares shall be Class A Common Stock, each having a par value of $0.000001. 10,000,000 shares shall be Class B Common Stock, each having a par value of $0.000001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.000001.

3. This Certificate of Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 22nd day of January, 2025.

By:	/s/ Rafael Contreras
Rafael Contreras
Chief Executive Officer